Exhibit 10.3

COLLATERAL SHARING AGREEMENT

This AGREEMENT, dated as of July 10, 2019 by and among Versant Funding LLC (the “Earlier Creditor”), Lind Global Macro Fund, LP (the “Later Creditor”) and BIO-key International, Inc. (“Debtor”).

RECITALS

A.     In connection with the factoring relationship, the Debtor is indebted to the Earlier Creditor and may in the future incur new obligations to the Earlier Creditor, direct and indirect, absolute and contingent (the existing obligations and any new obligations hereinafter collectively, the “Earlier Creditor Obligations”), secured by all assets of the Debtor together with the products and proceeds thereof (the “Collateral”).

B.     The Later Creditor has agreed to extend financial accommodations to the Debtor secured by the Collateral on the condition that its security interest in the Later Creditor Collateral of the Debtor is senior to that of the Earlier Creditor and that the security interest in the Debtor’s Accounts is junior to the security interest of the Earlier Creditor solely with respect to obligations owing to the Earlier Creditor pursuant to that certain Factoring Agreement dated as of December 20, 2011 (as amended and in effect from time to time, the “Factoring Agreement”) by and between the Debtor and the Earlier Creditor (the obligations owing under the Factoring Agreement that relate to the arrangements of the type contemplated by the Factoring Agreement as in effect on the date hereof being hereinafter referred to as the “Earlier Creditor Factoring Obligations”).

C.     The Creditors are executing this Agreement to adjust their lien priorities with respect to the Later Creditor Collateral of the Debtor.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the Creditors hereby agree as follows:

AGREEMENT

1.   Definitions and Index to Definitions.

1.1.     The following terms shall have the meanings set forth below:

1.1.1.     “Chosen State” – New York.

1.1.2.     “Collateral” - see Recital A.

1.1.3.     “Creditors” - the Earlier Creditor and the Later Creditor.

1.1.4.     “Debtor” – see Preamble.

1.1.5.      “Earlier Creditor” - see Preamble.

1.1.6.     “Earlier Creditor Factoring Obligations” - see Recital B.

1.1.7.      “Earlier Creditor Obligations” - see Recital A.

1.1.8.     “Later Creditor” - see Preamble.

1.1.9.     “Later Creditor Collateral” – All Assets of the Debtor other than the Accounts.

1.1.10.     “Later Creditor Obligations” - obligations of the Debtor to the Later Creditor absolute and contingent secured directly or indirectly by the Collateral.

1.1.11.     “Later Creditor Security Interest” - any security interest of Later Creditor in the Collateral.

1.2.     All capitalized terms used but not defined herein shall have the meaning as set forth in the Uniform Commercial Code then in effect.

2.     Priority. So long as this Agreement shall be in effect and notwithstanding the terms or provisions of any agreement or arrangement which either Creditor may now or hereafter have with the Debtor or any rule of law and irrespective of the time, order or method of attachment or perfection of any security interest or the recordation or other filing in any public record of any financing statement, any Later Creditor Security Interest shall be senior to the security interest of the Earlier Creditor in the Later Creditor Collateral and any security interest of the Earlier Creditor in the Accounts which secure any Earlier Creditor Obligations other than the Earlier Creditor Factoring Obligations and the Earlier Creditor Security Interest shall be senior to the security interest of the Later Creditor in the Accounts which secure the Earlier Creditor Factoring Obligations. Furthermore, the Later Creditor releases any and all security interest that it has in the Accounts of the Debtor that are purchased by Earlier Creditor pursuant to the Factoring Agreement.

3.     Enforcement of Security Interest.

3.1.     The Earlier Creditor shall have no right to take any action with respect to the Later Creditor Collateral or with respect to any Accounts which secure any Earlier Creditor Obligations other than the Earlier Creditor Factoring Obligations whether by judicial or non-judicial foreclosure, or otherwise, unless and until all Later Creditor Obligations have been fully and indefeasibly paid, all commitments have been terminated and the Later Creditor has terminated all of its security interests therein.

3.2.     Any proceeds of the Later Creditor Collateral or any Accounts which secure any Earlier Creditor Obligations other than the Earlier Creditor Factoring Obligations, or proceeds thereof (whether or not identifiable), received by the Earlier Creditor shall be held in trust and paid to the Later Creditor promptly upon receipt in like form with appropriate endorsement if applicable, for the account of the Debtor.

3.3.     The Later Creditor shall have no right to take any action with respect to the Accounts which secure the Earlier Creditor Factoring Obligations, whether by judicial or non-judicial foreclosure, notification to the Debtor's account debtors, or otherwise, unless and until all Earlier Creditor Factoring Obligations have been fully and indefeasibly paid, all commitments under the Factoring Agreement have been terminated and the Earlier Creditor has terminated all of its security interests therein.

3.4.     Any proceeds of the Accounts which secure the Earlier Creditor Factoring Obligations, or proceeds thereof (whether or not identifiable), received by the Later Creditor shall be held in trust and paid to the Earlier Creditor promptly upon receipt in like form with appropriate endorsement if applicable, for the account of the Debtor.

4.     Inducement. This Agreement is entered into as a specific inducement to the Later Creditor to provide credit accommodations to the Debtor.

5.     Waiver of Marshaling. The Creditors irrevocably waives any right to compel the other Creditor to marshal assets of the Debtor.

6.     Applicable Law. This Agreement shall be governed by the law of the Chosen State.

7.     Benefits Of This Agreement. This Agreement is solely for the benefit of and shall bind the Creditors and their respective successors and assigns and no other entity shall have any right, benefit, priority, or interest hereunder.

8.     Modification. This Agreement shall be subject to modification only in writing, signed by the Creditors.    Later Creditor and Earlier Creditor may each modify, amend or terminate any of the documents evidencing the obligations created by their respective documents without the consent of the other party, but such modifications shall in no way affect the priority of the Earlier Creditor or Later Creditor in the Collateral.

9.     Term. This Agreement shall continue so long as both Creditors have a security interest in the Collateral. At such time as either the Earlier Creditor Factoring Obligations or the Later Creditor Obligations are paid in full, the applicable creditor shall promptly execute or file any documentation necessary to terminate that party’s lien on their applicable collateral.

10.     Enforcement. In the event that either party finds it necessary to retain counsel in connection with the interpretation, defense, or enforcement of this Agreement, the prevailing party shall recover its reasonable attorney’s fees and expenses from the unsuccessful party. It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing party by its counsel and that such amount will be reasonable if based on the billing rates charged to the prevailing party by its counsel in similar matters.

11.     Notice.

11.1.     All notices shall be deemed given upon the first to occur of (i) the date of delivery if deposited thereof in a receptacle under the control of the United States Postal Service and sent certified mail, return receipt requested, (ii) transmittal by electronic means to a receiver under the control of such party with electronic acknowledgement by the recipient that such transmission was received; or (iii) delivery to a nationally recognized overnight delivery service, properly addressed and prepaid.

11.2.     For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other address as may have been advised by the recipient to the sender.

EARLIER CREDITOR

Address:	2500 N. Military Trail
Suite 465
Boca Raton, Florida 33431
Officer:	Mark D. Weinberg, C.E.O.
Email:	mweinberg@versantfunding.com

LATER CREDITOR

Address:	c/o The Lind Partners LLC
370 Lexington Avenue, Suite 1900
New York, New York 10018
Officer:	Jeff Easton
Email:	jeaston@thelindpartners.com and
notice@thelindpartners.com

12.     Counterparts and Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original manually executed counterpart.

13.     Waiver. Later Creditor and Earlier Creditor each waive against the other any rights either may have to claim that the enforceability of this Agreement may be affected by any subsequent modification, release, extension, or other change, material or otherwise, in the Earlier Creditor Factoring Obligations, Later Creditor Obligations or the Collateral.

14.     Miscellaneous. Earlier Creditor agrees that beginning July 1, 2019, it will purchase no more than Five-Hundred Thousand ($500,000.00) Dollars of Accounts from the Debtor during each ninety (90) day period.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

EARLIER CREDITOR:	Versant Funding LLC

By:
Name: Mark D. Weinberg
Title: C.E.O.

LATER CREDITOR:	Lind Global Macro Fund, LP

By:

Name:
Title:

DEBTOR:	BIO-key International, Inc.

By:

Name: Michael W. DePasquale
Title: CEO